Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester Chief Financial Officer Colony Bankcorp, Inc. Fitzgerald, GA 31750 (229) 426-6002

Colony Bankcorp, Inc. Announces Third Quarter Dividend

FITZGERALD, GA., September 17, 2003—Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced today that its Board of Directors declared a quarterly cash dividend of $0.07 per share payable October 10, 2003 to shareholders of record September 30, 2003. This represents an increase of 25.00% over the split-adjusted cash dividend paid of $0.056 per share in the third quarter a year ago and an increase of 2.94% over the split-adjusted cash dividend of $0.068 paid in second quarter 2003.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia and has seven banking subsidiaries with twenty-two locations in the Central and South Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Sylvester, Tifton, Moultrie, Douglas, Broxton, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. The banking subsidiaries include Colony Bank of Fitzgerald, Colony Bank Ashburn, Colony Bank Wilcox, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast and Colony Bank Quitman, FSB. Total consolidated assets of the company approximate $833 million.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.